Exhibit 5.4

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to the incorporation by reference in this registration statement on Form F-9 and Form F-3 of the references to the name and to the opinion of Bear, Stearns & Co. Inc. dated May 12, 2007 which are contained in the management information circular of Thomson Reuters Corporation dated February 29, 2008 (the “Circular”) under the heading “Description of the Transaction” of the Circular.

This consent is being delivered solely in connection with the above-mentioned registration statement. The opinion of Bear, Stearns & Co. Inc. remains subject to the assumptions, limitations and qualifications set forth therein and is not to be used, circulated, quoted or otherwise referred to in whole or in part in any other circular (including any subsequent amendments to the above-mentioned registration statement), registration statement, prospectus or any other document, except in accordance with our prior written consent. In giving our consent herein, we do not admit that we or Bear Stearns & Co. Inc. come within the category of persons whose consent is required under any applicable law, and we do not admit that we or Bear Stearns & Co. Inc. are “experts” for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any comparable provisions of Canadian securities laws.

J.P. MORGAN SECURITIES INC.
(as successor by merger to Bear, Stearns & Co. Inc.)

By:	/s/ Richard Eisenberg
Name: Richard Eisenberg
Title: Managing Director

New York, New York
December 16, 2008